WORLD HEADQUARTERS
                                                       6718 W. Plank Rd.
                                                       Peoria, IL 61604 USA
                                                       Ph: 309-697-4400
                                                       FAX: 309-697-5612
[Rohn Logo]
[GRAPHIC OMITTED]


FOR FURTHER INFORMATION:
Jeff Jablonski
Treasurer
(309) 633-5606
jeff.jablonski@rohnnet.com


                 ROHN SIGNS AMENDMENT TO CREDIT AGREEMENT
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June 7, 2002, Peoria, IL -- ROHN Industries, Inc. (Nasdaq: ROHN), a global provider of infrastructure equipment for the telecommunications industry, announced today that it has entered into an amendment to its credit agreement with its bank lenders. The amendment decreases the maximum revolving loan commitment from $35 million to $25 million and provides for a collateral monitoring fee of $10,000 a month payable by ROHN. ROHN previously announced, on June 4, 2002, that it had entered into an amendment to its existing forbearance agreement with its bank lenders under which the bank lenders agreed to forbear from enforcing any remedies they may have under the credit agreement until June 30, 2002 arising from ROHN's breach of a covenant related to minimum EBITDA (earnings before interest, taxes, depreciation and amortization). ROHN is in negotiations with its bank lenders regarding a further amendment to the credit agreement that will revise the EBITDA covenant and other provisions of the credit agreement and under which the bank lenders will waive this default. If ROHN does not enter into an amendment to its credit agreement by June 30, 2002 and the forbearance agreement is not further extended, the bank lenders will be able to exercise any and all remedies they may have in the event of a default.

ROHN Industries, Inc. is a leading manufacturer and installer of telecommunications infrastructure equipment for the wireless and fiber optic industries. Its products are used in cellular, PCS, fiber optic networks for the Internet, radio and television broadcast markets. The company's products include towers, equipment enclosures, cabinets, poles and antennae mounts, as well as design and construction services. ROHN has manufacturing locations in Peoria, Ill.; Frankfort, Ind.; and Bessemer, Ala.

Statements in this press release include "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws, and include, but are not limited to, those statements relating to sales and earning expectations, expected demand and other statements of outlook. The actual results and effects could differ materially from those currently anticipated in our forward-looking statements. Factors and risks that could cause such differences include, but are not limited to: wireless and fiber optic communications industry capital spending; the ability of our customers to secure adequate financing; elections by customers to terminate or delay previously placed orders; the effects of competition, particularly on pricing and margins; our implementation of our growth objectives in foreign markets; our indebtedness, which could restrict our operations, making us more vulnerable to adverse economic conditions and making it more difficult for us to implement our business strategy; our failure to enter into an amendment to our credit agreement to cure or waive existing defaults thereunder; our Commonwealth of Pennsylvania construction project staying on its currently anticipated schedule; and regulatory changes affecting our industry. The cautionary statement contained in Exhibit 99.1 to ROHN's Form 10-K is incorporated herein by reference. Our forward-looking statements are given as of the date of this release and we are not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.